March 11, 1999


Board of Directors
Steelton Bancorp, Inc.
Mechanics Savings & Loan, FSA
51 South Front Street
Steelton, Pennsylvania 17113


Dear Board Members:

     We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form AC Application for Conversion of Mechanics Savings & Loan, FSA, Steelton, Pennsylvania, and any amendments thereto, in the Form SB-2 Registration Statement of Steelton Bancorp, Inc. and any amendments thereto, and in the Application H-(e)l-S for Steelton Bancorp, Inc. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Steelton Bancorp, Inc.


                                    Very Truly Yours,


                                    /s/ FinPro, Inc.
                                    ----------------------------------------
                                    FinPro, Inc.

Liberty Corner, New Jersey
March 11, 1999